Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-205047

Occidental Petroleum Corporation

Final Term Sheet

March 28, 2016

$400,000,000 2.600% Senior Notes due 2022

$1,150,000,000 3.400% Senior Notes due 2026

$1,200,000,000 4.400% Senior Notes due 2046

Issuer:	Occidental Petroleum Corporation

Trade Date:	March 28, 2016

Settlement Date:

April 4, 2016 (T+5)

We expect that delivery of the notes will be made to investors on or about April 4, 2016, which will be the fifth business day following the date of this term sheet (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this term sheet or the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this term sheet or the next succeeding business day should consult their advisors.

2.600% Senior Notes due 2022

Principal Amount:	$400,000,000

Maturity Date:	April 15, 2022

Interest Payment Dates:	Semi-annually in arrears on April 15 and October 15, commencing October 15, 2016

Record Dates:	April 1 and October 1

Coupon:	2.600% per year, accruing from April 4, 2016

Benchmark Treasury:	1.125% due February 28, 2021

Benchmark Treasury Yield:	1.359%

Spread to Benchmark Treasury:	+125 basis points

Yield to Maturity:	2.609%

Initial Price to Public:	99.950% of the principal amount

Optional Redemption:	In whole at any time or in part from time to time, in each case prior to March 15, 2022, at the greater of (i) 100% of the principal amount of notes to be redeemed and (ii) the sum of the present values of remaining scheduled payments of principal and interest through March 15, 2022 (one month prior to maturity) (excluding interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury Rate (as defined in the preliminary prospectus supplement referred to below) plus 20 basis points, in each case plus accrued and unpaid interest to the redemption date. On and after March 15, 2022, in whole at any time or in part from time to time, at 100% of the principal amount, plus accrued and unpaid interest to the redemption date.

CUSIP / ISIN:	674599CK9 / US674599CK94

3.400% Senior Notes due 2026

Principal Amount:	$1,150,000,000

Maturity Date:	April 15, 2026

Interest Payment Dates:	Semi-annually in arrears on April 15 and October 15, commencing October 15, 2016

Record Dates:	April 1 and October 1

Coupon:	3.400% per year, accruing from April 4, 2016

Benchmark Treasury:	1.625% due February 15, 2026

Benchmark Treasury Yield:	1.877%

Spread to Benchmark Treasury:	+155 basis points

Yield to Maturity:	3.427%

Initial Price to Public:	99.772% of the principal amount

Optional Redemption:	In whole at any time or in part from time to time, in each case prior to January 15, 2026, at the greater of (i) 100% of the principal amount of notes to be redeemed and (ii) the sum of the present values of remaining scheduled payments of principal and interest through January 15, 2026 (three months prior to maturity) (excluding interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury Rate (as defined in the preliminary prospectus supplement referred to below) plus 25 basis points, in each case plus accrued and unpaid interest to the redemption date. On and after January 15, 2026, in whole at any time or in part from time to time, at 100% of the principal amount, plus accrued and unpaid interest to the redemption date.

CUSIP / ISIN:	674599CH6 / US674599CH65

4.400% Senior Notes due 2046

Principal Amount:	$1,200,000,000

Maturity Date:	April 15, 2046

Interest Payment Dates:	Semi-annually in arrears on April 15 and October 15, commencing October 15, 2016

Record Dates:	April 1 and October 1

Coupon:	4.400% per year, accruing from April 4, 2016

Benchmark Treasury:	3.000% due November 15, 2045

Benchmark Treasury Yield:	2.647%

Spread to Benchmark Treasury:	+180 basis points

Yield to Maturity:	4.447%

Initial Price to Public:	99.224% of the principal amount

Optional Redemption:	In whole at any time or in part from time to time, in each case prior to October 15, 2045, at the greater of (i) 100% of the principal amount of notes to be redeemed and (ii) the sum of the present values of remaining scheduled payments of principal and interest through October 15, 2045 (six months prior to maturity) (excluding interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury Rate (as defined in the preliminary prospectus supplement referred to below) plus 30 basis points, in each case plus accrued and unpaid interest to the redemption date. On and after October 15, 2045, in whole at any time or in part from time to time, at 100% of the principal amount, plus accrued and unpaid interest to the redemption date.

CUSIP / ISIN:	674599CJ2 / US674599CJ22

Joint Book-Running Managers:

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

Wells Fargo Securities, LLC

HSBC Securities (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:	BBVA Securities Inc. Barclays Capital Inc. BNY Mellon Capital Markets, LLC Scotia Capital (USA) Inc. Standard Chartered Bank Morgan Stanley & Co. LLC PNC Capital Markets LLC Lebenthal & Co., LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

This final term sheet supplements, and should be read in conjunction with, Occidental Petroleum Corporation’s preliminary prospectus supplement dated March 28, 2016 and accompanying prospectus dated March 28, 2016 and the documents incorporated by reference therein.